Exhibit 10.29

EXECUTIVE EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the "Agreement"), effective as of October 27, 2016, is entered into by Momenta Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 675 West Kendall Street, Cambridge, Massachusetts (the "Company"), and Scott M. Storer, an individual residing at XXX (the "Employee").

In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties hereto, the parties agree as follows:

1.    Term of Employment. The Employee’s employment shall be upon the terms set forth in this Agreement. There shall be no definite term of employment, and the Employee’s employment shall be at-will, such that both the Company and the Employee shall be free to end the employment relationship for any reason, at any time, with or without notice.

2.    Title and Capacity. The Employee shall serve as Senior Vice President, Chief Financial Officer and shall report to the President and Chief Executive Officer of the Company, beginning as of November 28, 2016 (the “Commencement Date”). The Employee shall be based at the Company's headquarters in Cambridge, Massachusetts. The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Company shall from time to time reasonably assign to the Employee. The Employee agrees to devote his/her entire business time, attention and energies to the business and interests of the Company. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

3.    Compensation and Benefits.

3.1    Base Salary. The Company shall pay the Employee, in accordance with the Company's regular payroll practices, a base salary at the annualized rate of $420,000. Such salary shall be subject to adjustment thereafter, as determined by the Board or a committee or designee thereof.

3.2    Annual Discretionary Bonus. If the Company’s Board approves an annual bonus for calendar year 2017 or any calendar year thereafter, the Employee will be eligible for a discretionary bonus award. The annual target for the Employee’s bonus will be at 40% of the Employee’s annualized base salary. The Company will determine, in its sole discretion, whether (and in what amount) a bonus award is payable to the Employee. In determining whether a bonus award in any given year shall be granted, the Company will review whether it has achieved its annually approved corporate goals as well as whether the Employee has achieved his/her personal objectives as established by the Company. In order to be eligible for any bonus hereunder, the Employee must be an active employee of the Company on the date such bonus is distributed.

3.3    Employee Benefits. Subject to the provisions of this Section 3.3, the Employee shall be entitled to participate in all benefit plans and programs that the Company establishes and makes available to its employees to the extent that the Employee is eligible under (and subject to the provisions of) the plan documents governing those programs. The Employee shall be entitled to twenty (20) days of paid vacation time per year (pro-rated for any partial year worked), to be administered in accordance with Company policy.

3.4    Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his/her duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request; provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Company.

3.5    Withholding. All salary, bonus and other compensation or benefits payable to the Employee shall be subject to applicable withholdings and taxes.

4.    Payments Upon Resignation By The Employee Without Good Reason or Termination By The Company For Cause.

4.1    Payment upon Voluntary Resignation or Termination for Cause. If the Employee voluntarily resigns his/her employment other than for Good Reason (as defined in Section 4.2), or if the Company terminates the Employee for Cause (as defined in Section 4.3), the Company shall pay the Employee all accrued and unpaid base salary through the Employee’s date of termination and any vacation that is accrued but unused as of such date. The Employee shall not be eligible for any severance or separation payments (including, but not limited to, those described in Sections 5 and 6 of this Agreement) or any continuation of benefits (other than those provided for under the Federal Consolidated Omnibus Budget Reconciliation Act ("COBRA")), or any other compensation pursuant to this Agreement or otherwise. The Employee also shall have such rights, if any, with respect to outstanding stock options and restricted stock grants as may be provided under the agreement applicable to each.

4.2    Definition of “Good Reason”. For purposes of this Agreement, “Good Reason” means the occurrence, without the Employee’s written consent, of any of the events or circumstances set forth in clauses (a) through (d) below, provided, however, that an event described in clauses (a) through (d) below shall not constitute Good Reason unless it is communicated in writing, within 90 days of the event giving rise to the claim, by the Employee to the Company or its successor and unless it is not corrected by the Company or its successor and the Employee has not been reasonably compensated for any loss or damages resulting therefrom within thirty (30) days of the Company’s or successor’s receipt of such written notice:

(a)    the assignment to the Executive of duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority or responsibilities, or any other action or omission by the Company which results in a material diminution in such position, authority or responsibilities;
(b)    a material breach of this Agreement by the Company;
(c)    a material reduction in the Employee’s base salary; or
(d)    a change by the Company in the location at which the Employee performs his/her principal duties for the Company to a new location that is both (i) outside a radius of 50 miles from the Employee’s principal residence and (ii) more than 30 miles from the location at which the Employee performed his/her principal duties for the Company.

4.3    Definition of "Cause". For purposes of this Agreement, "Cause" is defined as: (i) a good faith finding by no fewer than two-thirds of the members of the Board (excluding the Employee, if applicable) of (a) the Employee’s failure to (1) perform reasonably assigned lawful duties or (2) comply with a lawful instruction of the Board, Chief Executive Officer or such other executive officer with direct supervisory authority over the Employee so long as, in the case of (2), the instruction is consistent with the scope and responsibilities of the Employee’s position, or (b) the Employee’s dishonesty, willful misconduct or gross negligence, or (c) the Employee’s substantial and material failure or refusal to perform according to, or to comply with, the policies, procedures or practices established by the Company or the Board and, in the case of (a) or (c), the Employee has had ten (10) days written notice to cure his/her failure to so perform or comply; or (ii) the Employee’s indictment, or the entering of a guilty plea or plea of “no contest” with respect to, a felony or any crime involving moral turpitude.

5.    Termination Without Cause, Termination by Reason of Death or Disability, Resignation for Good Reason.
5.1     If the Employee’s employment with the Company is terminated by reason of the Employee’s death or Disability (as defined in Section 5.2), by the Company without Cause (as defined in Section 4.3), or by the Employee’s voluntary resignation for Good Reason (as defined in Section 4.2), other than in connection with a Change in Control (as defined in Section 6.1(a)), then the Employee shall be paid all accrued and unpaid base salary and any accrued but unused vacation through the date of termination. In addition, if the Employee’s employment with the Company is terminated by reason of the Employee’s Disability, by the Company without Cause, or by the Employee’s voluntary resignation for Good Reason, subject to the Employee’s execution and non-revocation of a binding severance and mutual release agreement in a form provided by and satisfactory to the Company (hereinafter, a “Severance Agreement”), which Severance Agreement must be executed and any applicable revocation period with respect thereto must have expired within sixty (60) days of the date of termination, the Employee shall be eligible to receive the following separation benefits:

(a)    an amount equal to the sum of (i) twelve (12) months of the Employee’s base salary as of the date of termination (which amount shall be payable in installments in accordance with the Company’s regular payroll practices, beginning on the next payroll date following the 60th day after the date of termination) and (ii) the greater of (x) the annual discretionary target bonus established by the Board (or any other person or persons having authority with respect thereto) for the Employee for the fiscal year in which the date of termination occurs or (y) the annual bonus paid to the

Employee for the most recently completed fiscal year (which amount shall be payable in one lump sum on the next payroll date following the 60th day after the date of termination);

(b)    if the Employee is eligible for and elects to continue his/her medical and/or dental health insurance coverage pursuant to COBRA, the Company shall continue to contribute, until the earlier of (x) twelve (12) months following the date of termination or (y) the date on which the Employee becomes eligible to receive group medical and/or dental insurance coverage through a new employer (the “Contribution Period”), toward the cost of the Employee’s COBRA premiums the same amount that it pays on behalf of active and similarly situated employees receiving the same type of coverage. The remaining balance of any premium costs, and all premium costs after the Contribution Period, shall be paid by the Employee on a monthly basis. After the Contribution Period, the Employee may continue receiving coverage under COBRA at his/her own cost if and to the extent that he/she remains eligible for COBRA continuation. The Employee agrees that he/she shall notify the Company in writing immediately following the date on which he/she becomes eligible for group medical and/or dental insurance coverage through another employer;

(c)    the Company shall continue to provide benefits to the Employee in accordance with any applicable life insurance, accident and/or disability plans under which the Employee was eligible as of the date of termination consistent with such benefits as may be provided to active and similarly situated employees covered by such plans, until the earlier of (x) twelve (12) months following the date of termination or (y) the date on which the Employee becomes eligible to receive substantially comparable coverage through a new employer (the “Extended Benefits Period”); provided, however, that if such plans do not permit continued coverage of the Employee following the date of termination, the Company shall instead reimburse the Employee for the reasonable cost of purchasing substantially comparable coverage during the Extended Benefits Period. The Employee agrees that he/she shall notify the Company in writing immediately following the date on which he/she becomes eligible for life insurance, accident and/or disability coverage through a new employer. The benefits provided and/or payments made under this subsection shall be in installments in accordance with the Company’s regular payroll practices, beginning with the payroll date following the 60th day after the date of termination; and

(d)    The Employee shall be entitled to continued vesting of any unvested stock options and any future stock option grants awarded to the Employee after the date of this Agreement (collectively, the “Outstanding Stock Options”) for a period of twelve (12) months from the date of termination (the "Extended Vesting Date") and the right to exercise any Outstanding Stock Options shall terminate on the earlier of three months after the Extended Vesting Date and the original expiration date of the Outstanding Stock Option (assuming no termination of employment occurred). The Employee shall also be entitled to immediate vesting, on the date of termination, of any restricted stock awards with underlying shares that vest solely through the passage of time (i.e., service-based vesting) and not upon the achievement of specified conditions or milestones (i.e., performance-based vesting), including any future restricted stock awards granted to the Employee after the date of this Agreement that contain service-based vesting provisions (collectively, "Outstanding Restricted Stock Awards"), in each case that would have vested during the period of twelve (12) months from the date of termination.  The Employee shall have no further rights with respect to any Outstanding Restricted Stock Awards that remain unvested after taking into account the previous sentence.

5.2     For purposes of this Agreement, "Disability" shall mean the Employee's absence from the full-time performance of the Employee’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative.

5.3    Taxes.

(a)    Notwithstanding any other provision of this Agreement, except as set forth in Section 5.3(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to the Employee a portion of any “Contingent Compensation Payments” (as defined below) that the Employee would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)) for the Employee. For purposes of this Section 5.3, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b)    Notwithstanding the provisions of Section 5.3(a), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 110% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31, Q/A-32 and Q/A-33 or any successor provisions) of the amount of any additional taxes that would be incurred by the Employee if the Eliminated Payments (determined without regard to this sentence) were paid to him/her (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 5.3(b) shall be referred to as a “Section 5.3(b) Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(c)    For purposes of this Section 5.3 the following terms shall have the following respective meanings:

(i)    “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii)    “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d)    Any payments or other benefits otherwise due to the Employee following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 5.3(d). Within 30 days after each date on which the Employee first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Employee (with reasonable detail regarding the basis for its determinations): (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Section 5.3(b) Override is applicable. The Eliminated Amount shall be determined by reducing or eliminating Potential Payments in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits and (iv) any vesting of equity awards in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the Excise Tax, to the extent necessary to maximize the Eliminated Payments. Within 30 days after delivery of such notice to the Employee, the Employee shall deliver a response to the Company (the “Employee Response”) stating either (A) that he/she agrees with the Company’s determinations pursuant to the preceding two sentences or (b) that he/she disagrees with such determinations, in which case he/she shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount (which must be determined based on the ordering rules set forth in the preceding sentence) and (iii) whether the Section 5.3(b) Override is applicable. In the event that the Employee fails to deliver an Employee Response on or before the required date, the Company’s initial determination shall be final. If the Employee states in the Employee Response that he/ she agrees with the Company’s determination, the Company shall make the Potential Payments to the Employee within three business says following delivery to the Company of the Employee Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Employee states in the Employee Response that he/she disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Employee Response, the Employee and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three business days following delivery to the Company of the Employee Response, make to the Employee those Potential Payments as to which there is no dispute between the Company and the Employee regarding whether they should be made (except for any such Potential Payments which are not due to be paid until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute. Subject to the limitations contained in Sections 5.3(a) and (b) hereof, the amount of any payments to be made to the Employee following the resolution of such dispute shall be increased by the amount of the accrued interest thereon computed at the prime rate announced from time to time by the Wall Street Journal, compounded monthly from the date such payments originally were due.

(e)    The provisions of this Section 5.3 are intended to apply to any and all payments or benefits available to the Employee under this Agreement or any other agreement or plan of the Company under which the Employee receives Contingent Compensation Payments.

6.    Termination Following Change of Control.

6.1    Key Definitions. As used herein, the following terms shall have the following respective meanings:

(a)    “Change in Control” means an event or occurrence set forth in any one or more of subsections (i) through (iv) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection), provided that such event or occurrence also constitutes a change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, each within the meaning of Section 409A (as defined below):

(i)    the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (a) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (d) any acquisition by any corporation pursuant to a transaction which complies with clauses (x) and (y) of subsection (iii) of this Section 6.1; or

(ii)    such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the execution of this Agreement or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii)    the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company, in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iv)    approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(b)    “Change in Control Date” means the first date during the period of time the Employee is employed pursuant to this Agreement on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Employee’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Employee that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.

(c)    Change of Control Termination occurs where the Employee is terminated without Cause (as defined in Section 4.3) or resigns for Good Reason (as defined in Section 4.2), in either case within twelve (12) months following the Change in Control Date. In addition, any termination of the Employee’s employment that occurs within twelve (12) months following the Change in Control Date shall be communicated by a written notice to the other party (the “Notice of Termination”), given in accordance with Section 11 hereof. Any such Notice of Termination shall: (i) indicate the specific termination provision of this Agreement relied upon by the party giving such notice, (ii) in the case of a termination by the Company for Cause or by the Employee for Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Cause or Good Reason, and (iii) specify the Date of Termination (as defined below). The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date, other than in the case of a termination due to the Employee’s death, or a termination by the Company for Cause (which notice shall be governed by Section 4.3)), may not be less than 15 days or more than 120 days after the date of delivery of such Notice of Termination). In the event the Company fails to satisfy the requirements of this Section 6.1(c) regarding a Notice of Termination, the purported termination of the Employee’s employment pursuant to such Notice of Termination shall not be effective for purposes of this Agreement.

6.2    Benefits to Employee Upon a Change of Control Termination.
In the event of a Change of Control Termination, the Employee shall be entitled to all accrued and unpaid base salary and any accrued but unused vacation through the date of termination the Employee shall be eligible to receive the following separation benefits:

(a)    an amount equal to the sum of (i) twelve (12) months of the Employee’s base salary as of the date of termination (which amount shall be payable in one lump sum on the next payroll date following the 30th day after the date of termination; provided, however, that if the Change in Control Date precedes the Change in Control, then such amount shall be payable in accordance with Section 5.1(a)(i) hereof), and (ii) the greater of (x) the annual discretionary target bonus established by the Board (or any other person or persons having authority with respect thereto) for the Employee for the fiscal year in which the date of termination occurs or (y) the annual bonus paid to the Employee for the most recently completed fiscal year (which amount shall be payable in one lump sum on the next payroll date following the 30th day after the date of termination; provided, however, that if the Change in Control Date precedes the Change in Control, then such amount shall be payable in accordance with Section 5.1(a)(i) hereof);

(b)    the Company shall, if the Employee is eligible for and elects to continue his/her medical and/or dental health insurance coverage pursuant to COBRA, continue to contribute during the Contribution Period defined above toward the cost of the Employee’s COBRA premiums the same amount that it pays on behalf of active and similarly situated employees receiving the same type of coverage. The remaining balance of any premium costs, and all premium costs after the Contribution Period, shall be paid by the Employee on a monthly basis. After the Contribution Period, the Employee may continue receiving coverage under COBRA at his/her own cost if and to the extent that he/she remains eligible for COBRA continuation. The Employee agrees that he/she shall notify the Company in writing immediately following the date on which he/she becomes eligible for group medical and/or dental insurance coverage through another employer; and

(c)    during the Extended Benefits Period defined above, the Company shall continue to provide benefits to the Employee in accordance with any applicable life insurance, accident and/or disability plans under which the Employee was eligible as of the date of termination consistent with such benefits as may be provided to active and similarly situated employees covered by such plans; provided, however, that if such plans do not permit continued coverage of the Employee following the date of termination, the Company shall instead reimburse the Employee for the reasonable cost of purchasing substantially comparable coverage during the Extended Benefits Period. The Employee agrees that she shall notify the Company in writing immediately following the date on which she becomes eligible for life insurance, accident and/or disability coverage through another employer. The benefits provided and/or payments made under this subsection shall be in installments in accordance with the Company’s regular payroll practices, beginning with the payroll date following the 30th day after the date of termination; provided, however, that if the Change in Control Date precedes the Change in Control, tehn such amounts shall be payable in accordance with Section 5.1(c) hereof; and

(d)    the Employee shall be entitled to immediate vesting of any unvested option shares, restricted shares and any future grants awarded to the Employee. All such equity awards (whether stock options or restricted stock grants) will remain exercisable in accordance with the applicable stock option plan or grant agreement.

6.3    Injunctive Relief. The Company and the Employee agree that any breach of Section 6 of this Agreement by the Company is likely to cause the Employee substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Employee shall have the right to specific performance and injunctive relief.

7.    Mitigation. The Employee shall not be required to mitigate the amount of any payment or benefits provided for in Sections 5 or 6 by seeking other employment or otherwise except with regard to medical and dental coverage if new employment is obtained.

8.    Survival. The provisions of Sections 5, 6, 9, 10 and 11 shall survive the termination of this Agreement for any reason.

9.    Non-Competition and Non-Solicitation.

9.1    During employment with the Company and for a period of twelve (12) months after the termination of employment with the Company for any reason, the Employee shall not, either on the Employee’s own behalf, or as owner, manager, stockholder, consultant, director, officer, or employee of any business entity (except as a holder of not more than one (1%) percent of the stock of a publicly held company) participate, directly or indirectly, in any capacity, in any business that is competitive with the Company’s business, including, but not limited to any business or enterprise that develops, manufactures, markets or sells any product or service that competes with any product or service developed, manufactured, marketed or sold by the Company or any of its subsidiaries while the Employee was employed by the Company.

9.2    During employment with the Company and for a period of twelve (12) months after the termination of employment with the Company for any reason, the Employee shall not, either alone or in association with others, solicit, induce, recruit, or hire, or attempt to solicit, induce, recruit or hire for employment or as an independent contractor any employee of the Company.

9.3    During employment with the Company and for a period of twelve (12) months after the termination of employment for any reason, the Employee shall not solicit, divert or take away, or attempt to solicit, divert or take away, directly or indirectly, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company, which were contacted, solicited or served by the Company at any time during the term of the Employee’s employment with the Company.

9.4    The restrictions contained in this Section 9 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Section 9 is likely to cause the Company substantial and irrevocable damage that is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies that may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 9 without posting a bond and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Section 9.

10.    Confidential Information and Developments.

10.1    Confidential Information.

(a)    The term “Confidential Information” shall mean all scientific, technical, trade or business information developed for or possessed by the Company which is treated by the Company as confidential or proprietary, including, without limitation, information pertaining to sugars, heparinases, enzymes, reagents, glycoproteins, proteins, peptide mixtures, plasmas, vectors, expression systems, cells, cell lines, antibodies, organisms, chemical compounds, products, formulations, methodologies, algorithms, notation systems, computer programs, computer security systems and processes, assay systems, procedures, tests, data, documentation, reports, sources of supply, know-how, patent positioning, business plans, research, manufacturing, commercialization, marketing and any other confidential information about or belonging to Company’s affiliates, suppliers, licensors, licensees, partners, collaborators, customers and any other technical or business information, whether prepared, conceived or developed by the Company or received by the Company from an outside source, which is maintained in confidence by the Company, or which might permit the Company or its customers to obtain a competitive advantage over competitors. Notwithstanding the foregoing, the term Confidential Information shall not apply to information which the Company has voluntarily disclosed to the public without restriction, or which has otherwise lawfully entered the public domain.

(b)    Employee shall not, directly or indirectly, use or disclose any Confidential Information, except as may be required by Company in the ordinary course of performance of the Employee’s duties as an employee of the Company. This nondisclosure obligation shall survive termination of my employment with the Company. Notwithstanding anything to the contrary herein, nothing in this Agreement is intended to or will be used by the Company in any way to limit an employee’s right to communicate with a government agency, as provided for or protected under, applicable law.

10.2    Developments.

(a)    Employee agrees that all discoveries, inventions, ideas, specifications, designs, concepts, know-how, trade secrets, software, works of authorship, biological substances, data, documentation, reports, research processes, products, methods and improvements, or parts thereof that the Employee may solely or jointly conceive, develop, reduce to practice, or otherwise create, or cause to be conceived, developed, reduced to practice or otherwise created, in any way relating to the Company’s present or proposed products, during the period of employment with the Company, whether or not made during regular working hours, and whether or not made on the Company’s premises (hereinafter referred to as “Developments”), together with all products or services which embody or emulate any such Developments, shall be the sole and exclusive property of the Company. The Employee shall make and maintain adequate and current written records of all Developments, including notebooks and invention disclosures, which records shall be available to and remain the property of the Company at all times. The Employee shall disclose all Developments promptly, fully and in writing to the Company immediately upon production or development of the same and at any time upon request.

(b)    Employee hereby assigns to the Company all right, title and interest throughout the world in and to all Developments and to anything tangible which evidences, incorporates, constitutes, represents or records any Developments. Employee agrees that all Developments shall constitute works made for hire under the copyright laws of the United States and hereby assign and, to the extent any such assignment cannot be made at present, Employee hereby agrees to assign, to the Company all copyrights, patents and other proprietary rights Employee may have in any Developments, together with the right to file for and/or own wholly without restriction any and all patents, trademarks, and copyrights throughout the world. Employee agrees to waive, and hereby waives, all moral rights or proprietary rights in or to any Developments and, to the extent that such rights may not be waived, agree not to assert such rights against the Company or its licensees, successors or assigns.
(c)    Employee agrees to cooperate fully, both during and after employment, to assist the Company in obtaining, maintaining, perfecting, enforcing and defending any and all trade secret, patent, copyright, mask work, know-how, and other intellectual property rights, proprietary information or confidential information protectable under the laws of any country in the world. Employee will take all necessary steps, execute all documents and perform all other acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement. Employee further agrees that if the Company is unable, after reasonable effort, to secure my signature on any such papers, any executive officer of the Company shall be entitled to execute any such papers as my agent and attorney-in-fact, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as the Employee’s agent and attorney-in-fact to execute any such papers on the Employee’s behalf, and to take any and all actions as the

Company may deem necessary or desirable in order to protect its rights and interests in any Development. Employee acknowledges that the Company, from time to time, may have agreements with other persons, including the government of the United States or other countries and agencies thereof, which impose obligations or restrictions on the Company regarding Developments made during the course of work thereunder or regarding the confidential nature of such work. Employee agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

10.3    United States Government Obligations. The Employee acknowledges that the Company from time to time may have agreements with other parties or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions that are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

10.4    Equitable Remedies. The restrictions contained in this Section 10 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Section 10 is likely to cause the Company substantial and irrevocable damage that is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies that may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 10 without posting a bond and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Section 10.

10.5    Other Agreements. The Employee hereby represents and warrants that, except as previously disclosed in writing to the Company (which disclosure shall include the delivery to the Company of relevant written excerpts from any agreement to which the Employee is a party describing any obligations that continue, after the Commencement Date, with respect to nondisclosure, non-competition or non-solicitation of employees, customers or suppliers), he/she is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents and warrants that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him/her in confidence or in trust prior to his/her employment with the Company and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information, knowledge or material belonging to any previous employer or others.

11.    Notices. Any notice delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next-business day delivery signature required via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 11.

12.    Entire Agreement. This Agreement and any exhibits hereto constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

13.    Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

14.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

15.    Successors and Assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company as expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement upon the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Employee elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns; provided, however, that the obligations of the Employee are personal and shall not be assigned by the Employee.

16.    Acknowledgment. The Employee states and represents that he/she has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Employee further states and represents that he/she has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his/her name of his/her own free act. The Employee further acknowledges that the law firm of WilmerHale is acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and is not acting as counsel for the Employee.

17.    Section 409A.

17.1    Distributions. Subject to this Section 17.1, any payments or benefits under Sections 5 and 6 shall begin only upon the date of a “separation from service” as defined below which occurs on or after the date of termination under Section 5.1 or a Change of Control Termination under Section 6.1(c). The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Employee under Sections 5 and 6:
(a)    It is intended that each installment of the payments and benefits provided under sections 5 and 6 shall be treated as a separate “payment” for purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(b)    If, as of the date of the “separation from service” of the Employee from the Company (as defined below), the Employee is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in sections 5 and 6; and

(c)    If, as of the date of the “separation from service” of the Employee from the Company, the Employee is a “specified employee” (within the meaning of Section 409A), then:

(i)    Each installment of the payments and benefits due under Sections 5 and 6 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid at the time and in the manner set forth in the Agreement; and

(ii)    Each installment of the payments and benefits due under Sections 5 and 6 that is not described in Section 17.1(c)(i) and that would, absent this subsection, be paid within the six-month period following the “separation from service” of the Employee from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Employee’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Employee’s separation from\ service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Employee’s second taxable year following the Employee’s taxable year in which the separation from service occurs.

17.2    The determination of whether and when a separation from service has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).

17.3    All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.

17.4    The Company makes no representation or warranty and shall have no liability to the Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such section.

18.    Miscellaneous.

18.1    No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

18.2    The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

18.3    In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

MOMENTA PHARMACEUTICALS, INC.

By:	/s/ Jo-Ann Beltramello

Title:	SVP, Human Resources

EMPLOYEE

/s/ Scott M. Storer
Scott M. Storer